EXHIBIT 23.1




                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Markel Corporation

We consent to incorporation by reference in this Registration Statement on Form S-8 of Markel Corporation of our report dated February 3, 1998, relating to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the 1997 annual report on Form 10-K of Markel Corporation.


KPMG Peat Marwick LLP
Richmond, Virginia
September 14, 1998